Hawk Announces Second Quarter 2005 Results

•	Net sales increase 11.8%

•	Net income up 13.3%

•	Company continues to gain new product awards

•	Move to Oklahoma on track

CLEVELAND, Ohio – August 2, 2005 – Hawk Corporation (AMEX: HWK) announced today that net sales for the second quarter of 2005 increased by 11.8% to $70.9 million from $63.4 million in the comparable prior year period. The Company’s net sales benefited during the quarter from improved economic conditions and new product introductions in a majority of the Company’s end markets, including heavy truck, aerospace, construction, specialty friction, fluid power and automotive. The effect of foreign currency exchange rates accounted for only 0.8% of the net sales increase during the quarter.

Income from operations in the second quarter of 2005 increased 1.6% to $6.2 million compared to $6.1 million in the prior year period. As a percentage of net sales, the Company’s operating margin decreased to 8.7% in the second quarter of 2005 from 9.6% in the comparable quarter of 2004. This unfavorable operating leverage was primarily the result of previously announced restructuring costs relating to relocation of one of the Company’s friction manufacturing facilities from Ohio to Oklahoma and operating inefficiencies due to the relocation, including increased labor, benefit, freight and outsourcing costs, as a result of operating both the Ohio and Oklahoma facilities during the production transition period.

Income from operations in the second quarter of 2005 included $1.3 million ($0.2 million of which was included in cost of sales), or $.09 per diluted share, of the restructuring costs. In the second quarter of 2004, income from operations included restructuring costs of $0.2 million or $.02 per diluted share. Operating income before these charges was $7.6 million, or 10.7% of net sales, in the second quarter of 2005, an increase of 20.6%, or $1.3 million, from $6.3 million, or 9.9% of net sales, in the comparable prior year period.

Ronald E. Weinberg, Hawk’s Chairman and CEO, said, “We are pleased with the second quarter results particularly because of our continued sales growth despite the disruptions created by moving a facility to Oklahoma.” Mr. Weinberg continued, “The majority our markets continued to show positive momentum during the quarter and we continued to benefit from new product introductions to our customer base.”

For the six month period ended June 30, 2005, net sales were $142.9 million, an increase of $19.2 million, or 15.5%, from $123.7 million in the comparable prior year period. Income from operations for the same six month period increased $1.0 million, or 8.5%, to $12.8 million from $11.8 million in the comparable prior period. Included in the Company’s income from operations for the six months ended June 30, 2005 was $2.1 million of restructuring costs related to the move to Oklahoma and $1.1 million of loan forgiveness costs, which combined accounted for $.22 per diluted share. In the same six month period of 2004, income from operations included restructuring costs of $0.2 million and loan forgiveness costs of $0.7 million, which combined accounted for $.07 per diluted share. Operating income before these charges was $16.0 million, or 11.2% of net sales, in the first six months of 2005, an increase of 26.0%, or $3.3 million, from $12.7 million, or 10.3% of net sales, in the comparable prior year period.

The Company reported net income of $1.7 million, an increase of 13.3%, or $.17 per diluted share, on 9.4 million diluted shares in the second quarter of 2005 compared to net income of $1.5 million, or $.16 per diluted share, on 8.8 million diluted shares in the comparable prior year period. The increase in the number of shares outstanding from 2004 to 2005 was the result of 0.2 million shares issued from treasury for the exercise of employee stock options and the dilutive result of 0.4 million unexercised option shares which are “in the money” as of June 30, 2005. The Company reported a worldwide effective tax rate of 52.4% in the second quarter of 2005 compared to 55.8% in the comparable quarter of 2004 primarily resulting from the effect of the restructuring costs on the Company’s domestic tax losses. The Company expects that its full year 2005 effective tax rate will be consistent with its prior guidance of 48.0% to 53.0%. For the six months ended June 30, 2005 net income was $3.6 million, an increase of 12.5%, compared to $3.2 million in the comparable prior year period.

Business Segment Results
Net sales in the friction products segment for the second quarter ended June 30, 2005 increased $6.1 million, or 15.4%, to $45.6 million from $39.5 million in the comparable prior year period. Primary drivers of this increase were from sales arising from new product introductions in the construction and heavy truck markets, strong world-wide economic growth in the Company’s construction, heavy truck and aerospace markets and increased sales to the aftermarket. The effect of foreign currency exchange rates on the friction products segment’s net sales accounted for 1.3% of the 15.4% increase during the quarter. For the six months ended June 30, 2005 net sales in this segment were $90.0 million, up 20.0%, from $75.0 million in the comparable prior year period.

Net sales at the Company’s Italian facility, on a local currency basis, increased 8.3% in the second quarter of 2005 compared to the same period in 2004 as a result of market share gains and new product introductions in the period. Total shipments at the Company’s Chinese friction products facility increased 73.8% in the second quarter of 2005 compared to the same period in 2004.

For the second quarter ended June 30, 2005, income from operations in the friction products segment increased $0.1 million, or 2.1%, to $4.8 million from $4.7 million in the comparable prior year period. The increase was the primarily the result of improved sales volumes in most of the markets served by the segment which provided a higher absorption of fixed manufacturing costs. These gains were partially offset by increased operating costs to support the higher sales activity, restructuring costs of $1.3 million ($0.2 million of which was included in cost of sales) related to the plant relocation and manufacturing and overhead cost inefficiencies from having both the Ohio and Oklahoma facilities in production during the transition period. For the six months ended June 30, 2005 income from operations in this segment was $9.9 million, an increase of $1.3 million, or 15.1%, from $8.6 million in the comparable prior year period.

In the Company’s precision components segment, net sales for the three months ended June 30, 2005 were up $1.4 million, or 7.1%, to $21.2 million from $19.8 million in the comparable prior period. The segment’s net sales increases were driven by market improvements and new product introductions primarily in the fluid power and automotive markets during the quarter. For the six months ended June 30, 2005 net sales in this segment were $44.0 million, an increase of $3.5 million, or 8.6%, from $40.5 million in the comparable prior year period.

Income from operations in the precision components segment in the second quarter of 2005 and 2004 was flat at $1.2 million. During the second quarter of 2005 the segment benefited from product mix and overall sales volume increases which was offset by phase-in costs associated with the segment’s new powder metal technologies, sales volume declines at one of its plants, the continued support of its new facility in China and outsourcing and freight expediting costs. For the six months ended June 30, 2005 income from operations in this segment was $2.2 million, a decrease of $0.2 million from $2.4 million in the comparable prior year period.

In the Company’s performance racing segment, net sales in the second quarter were the same as in the prior year quarter at $4.0 million. For the six months ended June 30, 2005, net sales were $8.9 million, an increase of $0.7 million, or 8.5%, from $8.2 million in the comparable prior year period.

For the quarter ended June 30, 2005, income from operations in the performance racing segment was also flat at $0.2 million compared to the prior year period. For the six months ended June 30, 2005 income from operations in this segment was $0.7 million, a decrease of $0.1 million from $0.8 million in the comparable prior year period.

Working Capital and Liquidity
As of June 30, 2005, working capital increased by $1.3 million from December 31, 2004 levels. However, the Company reduced its working capital by $3.8 million compared to March 31, 2005 levels. The decrease in working capital during the second quarter of 2005 was largely the result of increased accounts receivable collections partially offset by increased inventory requirements to support the move to the Company’s new facility in Oklahoma. The cash generated by the reduction in working capital during the quarter was used to pay down the Company’s outstanding loans. As of June 30, 2005, the Company had no outstanding loans under its revolving credit facility.

Business Outlook
As a result of the impact of new business awards and the improved economic conditions in our markets, the Company is increasing the range of expected revenues for the year ended December 31, 2005 to between $270.0 and $273.0 million, which represents an 11.9% to 13.2% increase over full year 2004 revenues of $241.2 million. The Company anticipates second half revenues will increase between 8.2% and 10.7% to a range of $127.1 million to $130.1 million for the six months ended December 31, 2005 as compared to second half revenues of $117.5 million for the six months ended December 31, 2004.

The Company is reaffirming its full year guidance that income from operations will increase 7.0% to 9.0% when compared to 2004, after giving effect to restructuring charges for the full year 2005 relating to the move of a friction manufacturing facility. The Company expects that the restructuring charges for the full year 2005 will be approximately $4.5 million, the high end of the previously-announced range.

“The move of our friction products facility to Oklahoma is well underway. Notwithstanding this transition, the group has achieved 20.0% revenue growth for the first half of 2005,” stated Mr. Weinberg. “The challenges that this segment has successfully met in the first six months of 2005 in dealing with increased production demands while at the same time migrating out of an existing facility, is truly a credit to our management team.”

Mr. Weinberg continued, “The challenges and costs associated with the move of our facilities are expected to peak in the third quarter of 2005. Operating two facilities at less than full capacity, with the attended fixed overhead of each and the ramping up of the new facility will negatively impact the third quarter and to a lesser extent, the fourth quarter of 2005. In addition, our previously announced restructuring costs, such as severance and other direct costs associated with the plant relocation will be approximately $1.5 million for the quarter ended September 30, 2005 and approximately $0.9 million in the quarter ended December 31, 2005.”

“Considering these factors, as well as initiatives being undertaken within our performance racing segment to improve their operational efficiency and increase their focus on new product development, the Company anticipates second half 2005 income from operations will be flat compared to income from operations of $5.5 million for the six month period ended December 31, 2004,” stated Mr. Weinberg.

Excluding the effect of approximately $2.4 million in restructuring costs, the Company currently anticipates income from operations for the second half of 2005 to improve approximately 23.0% to approximately $7.9 million when compared to income from operations for the six month period ended December 31, 2004 of $6.4 million, after adjusting for $0.9 million of restructuring costs.

The Company is also reaffirming its full year net income guidance of $.35 to $.40 per diluted share, after taking into account restructuring charges of approximately $.30 per diluted share for the year ended December 31, 2005.

The Company
Hawk Corporation is a leading worldwide supplier of highly engineered products. Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction equipment, farm equipment, recreational and performance automotive vehicles. Through its precision components group, the Company is a leading supplier of powder metal and metal injected molded components used in industrial, consumer and other applications, such as pumps, motors and transmissions, lawn and garden equipment, appliances, small hand tools, trucks and telecommunications equipment. The Company’s performance racing group manufactures clutches and gearboxes for motorsport applications and performance automotive markets. Headquartered in Cleveland, Ohio, Hawk has approximately 1,700 employees at 17 manufacturing, research, sales and administrative sites in 6 countries.

Forward-Looking Statements
This press release includes forward-looking statements concerning sales, market share, foreign operations, working capital and other statements that involve risks and uncertainties. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: the ability of the Company to meet the terms of its credit facilities, including the numerous financial covenants and other restrictions; the Company’s vulnerability to adverse general economic and industry conditions and competition; the ability to hire and train qualified people at the Company’s new friction products facility; the ability to transfer production to the new facility and commence production at the new facility without causing customer delays or dissatisfaction; the ability to achieve the projected cost savings at the new facility, including whether the cost savings can be achieved in a timely manner; higher than anticipated costs related to the relocation of the friction products segment facility and the sale of the Company’s motor segment; whether or not the Company’s motor segment will be sold and if sold whether the sale can take place in the time or at the price projected by the Company; the impact on the Company’s gross profit margins as a result of changes in product mix; the ability of the Company to begin generating profits from its powder metal facility in China; the effect of the transfer of manufacturing to China and other lower wage locations by other manufacturers who compete with the Company; the effect on the Company’s international operations of unexpected changes in legal and regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, difficulty in accounts receivable collection and potentially adverse tax consequences; the effect of foreign currency exchange rates as the Company’s non-U.S. sales continue to increase; the ability of the Company to successfully negotiate new agreements, as they expire, with its unions representing certain of its employees, on terms favorable to the Company without experiencing work stoppages; the ability of the Company to utilize tax loss carryforwards in future periods; the effect of any interruption in the Company’s supply of raw materials or a substantial increase in the price of raw materials; and, the continuity of business relationships with major customers.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2004, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Conference Call
A live Internet broadcast of the Company’s conference call discussing quarterly and year to date results can be accessed via the investor relations page on Hawk Corporation’s web site (www.hawkcorp.com) on Tuesday, August 2, 2005 at 2:00 p.m. Eastern time. An archive of the call will be available shortly after the end of the conference call on the investor relations page of the Company’s web site.

Contact Information
Joseph J. Levanduski, CFO
(216) 861-3553
Thomas A. Gilbride, Vice President — Finance
(216) 861-3553

Investor Relations Contact Information
John Baldissera, BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at:

HAWK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net sales	$70,874	$63,376	$142,945	$123,671
Cost of sales	53,356	47,615	106,741	92,186

Gross profit	17,518	15,761	36,204	31,485
Selling, technical and administrative expenses	9,933	9,304	21,139	19,132
Restructuring costs	1,172	221	1,903	221
Amortization of intangibles	184	182	368	366

Total expenses	11,289	9,707	23,410	19,719
Income from operations	6,229	6,054	12,794	11,766
Interest expense	(2,625)	(2,549)	(5,241)	(5,077)
Interest income	5	12	15	25
Other (expense) income, net	(105)	(197)	(256)	(519)

Income from continuing operations before income taxes	3,504	3,320	7,312	6,195
Income tax provision	1,837	1,853	3,774	2,973

Income from continuing operations	1,667	1,467	3,538	3,222
Income from discontinued operations, net of tax	38	4	111	9

Net income	$1,705	$1,471	$3,649	$3,231

Diluted earnings per share:
Earnings from continuing operations	$.17	$.16	$.37	$.36
Discontinued operations, net of tax	.00	.00	.01	.00

Earnings per diluted share	$.17	$.16	$.38	$.36

Diluted shares outstanding	9,420	8,806	9,338	8,782

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Segment data:
Net sales
Friction products	$45,620	$39,523	$90,013	$75,011
Precision components	21,213	19,841	44,012	40,439
Performance racing	4,041	4,012	8,920	8,221

Total	$70,874	$63,376	$142,945	$123,671
Gross profit
Friction products	$12,141	$10,240	$24,726	$19,827
Precision components	4,374	4,477	9,066	9,314
Performance racing	1,003	1,044	2,412	2,344

Total	$17,518	$15,761	$36,204	$31,485

Depreciation and Amortization:
Friction products	$1,714	$1,679	$3,515	$3,468
Precision components	1,027	897	2,039	1,871
Performance racing	55	56	112	109

Total	$2,796	$2,632	$5,666	$5,448

Income from operations:
Friction products	$4,866	$4,659	$9,884	$8,583
Precision components	1,180	1,153	2,209	2,407
Performance racing	183	242	701	776

Total	$6,229	$6,054	$12,794	$11,766

Reconciliation of Financial Measures

This earnings release discloses income from operations, income from operations per diluted share and income from operations before restructuring and loan forgiveness costs for each business segment, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most comparable GAAP measure is included below in this earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare the Company’s financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of the Company and each business segment.

Three Months ended
June 30,
							Income from operations before
	Income from operations, as reported						restructuring and loan forgiveness
	(GAAP)		Restructuring costs*		Loan forgiveness costs		costs
	2005	2004	2005	2004	2005	2004	2005	2004
Friction products	$4,866	$4,659	$1,340	$221			$6,206	$4,880
Precision components	1,180	1,153					1,180	1,153
Performance racing	183	242					183	242

Total pre-tax	$6,229	$6,054	$1,340	$221			$7,569	$6,275
After tax			$840	$136
Per diluted share			$0.09	$0.02
Operating margin	8.8%	9.6%					10.7%	9.9%

*Restructuring costs in this table for the second quarter ended June 30, 2005 include $0.2 million classified in the Company’s Consolidated Statement of Income as Cost of sales items.

Six Months ended
June 30,
							Income from operations before
	Income from operations, as reported						restructuring and loan forgiveness
	(GAAP)		Restructuring costs*		Loan forgiveness costs		costs
	2005	2004	2005	2004	2005	2004	2005	2004
Friction products	$9,884	$8,583	$2,071	$221	$593	$389	$12,548	$9,193
Precision components	2,209	2,407			443	300	2,652	2,707
Performance racing	701	776			64	43	765	819

Total pre-tax	$12,794	$11,766	$2,071	$221	$1,100	$732	$15,965	$12,719
After tax			$1,298	$136	$715	$476
Per diluted share			$0.14	$0.02	$0.08	$0.05
Operating margin	9.0%	9.5%					11.2%	10.3%

*Restructuring costs in this table for the six months ended June 30, 2005 include $0.2 million classified in the Company’s Consolidated Statement of Income as Cost of sales items.

HAWK CORPORATION
CONSOLIDATED BALANCE SHEET (Unaudited)
(in thousands)

	June 30,	December 31,
	2005	2004
ASSETS
Current assets
Cash and cash equivalents	$6,930	$6,785
Accounts receivable	43,866	39,044
Inventories	46,018	41,550
Taxes receivable	373	373
Deferred tax asset	4,153	4,583
Other current assets	5,145	3,460
Shareholder notes		600
Assets of discontinued operations	5,200	4,499

Total current assets	111,685	100,894
Property, plant and equipment, net	71,349	70,028
Goodwill	32,495	32,495
Other intangible assets	8,802	9,170
Other assets	8,356	8,279

Total assets	$232,687	$220,866

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$29,802	$25,554
Other accrued expenses	23,008	18,277
Short-term debt	980	980
Current portion of long-term debt	397	639
Liabilities of discontinued operations	5,043	4,297

Total current liabilities	59,230	49,747
Long-term debt	111,453	111,402
Deferred income taxes	3,364	3,631
Other	10,992	11,059
Shareholders’ equity	47,648	45,027

Total liabilities and shareholders’ equity	$232,687	$220,866

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